Exhibit 5

[LETTERHEAD OF KILPATRICK TOWNSEND & STOCKTON LLP]	Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858
direct dial 202 508 5820 direct fax 202 204 5620 jrappoport@kilpatricktownsend.com

March 3, 2011

Board of Directors

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, Massachusetts 02346

Re:	Mayflower Bancorp, Inc. 2010 Equity Incentive Plan

Board Members:

We have been requested by Mayflower Bancorp, Inc. (the “Company”) to issue our legal opinion in connection with the registration of shares of the Company’s common stock, par value $1.00 per share (the “Shares”), on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) relates to 156,475 Shares to be issued under the Mayflower Bancorp, Inc. 2010 Equity Incentive Plan (the “Plan”).

We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Massachusetts law, it is our opinion that the Shares reserved for issuance under the above-referenced Plan have been duly authorized, and, that such Shares upon issuance in the manner described in Plan, will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the registration statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the registration statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

This opinion is rendered to you solely for your benefit in connection with the registration of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part, or otherwise referred to or be furnished to, any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned registration statement on Form S-8, in which this opinion is contained), or any other person or entity, without the prior express written consent of this firm.

March 3, 2011

We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company’s registration statement on Form S-8.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Joel E. Rappoport
Joel E. Rappoport, a Partner